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EXHIBIT 3.5

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF CONECTISYS
CORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is ConectiSys Corporation.

SECOND: The following amendment to the Articles of Incorporation of ConectiSys Corporation was adopted on April 16, 2003, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders of the corporation. The number of shares voted for the amendment was sufficient for approval. The preliminary paragraph of Article IV to the Articles of Incorporation of ConectiSys Corporation is replaced with the following:

ARTICLE IV CAPITAL STOCK. The aggregate number of shares which this Corporation shall have authority to issue is One Billion (1,000,000,000) shares of no par value each, which shares shall be designated "Common Stock"; and Fifty Million (50,000,000) shares of $1.00 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code.

THIRD: There is no exchange, reclassification or cancellation of issued shares provided for in this amendment.

FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: the number of shares of "Common Stock" that the corporation is authorized to issue has increased by Seven Hundred Fifty Million (750,000,000) shares resulting in the corporation having the authority to issue up to One Billion (1,000,000,000) shares of "Common Stock."

Date: April 16, 2003

The persons who cause this document to be delivered for filing are:

						Robert A. Spigno, Chief Executive Officer

						Patricia A. Spigno, Secretary
The address for the above-referenced persons is:
24730 Avenue Tibbitts, Suite 130, Valencia, CA 91355